"EX-99.770 - Transactions effected pursuant to Rule 10f-3"
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Name of Fund:

Goldman Sachs Internet Tollkeeper Fund

Name of Underwriter From Who Purchased:
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Credit Suisse First Boston

Name of Underwriting syndicate members:

Goldman Sachs & Co., Deutsche Bank Securities
Bear Stearns & Co. Inc., JPMorgan,
Credit Suisse First Boston, Merrill Lynch & Co.,
Wachovia Securities

Name of Issuer:

Citadel Broadcasting

Title of Security:

Citadel Broadcasting

Date of First Offering:
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7/31/03

Dollar Amount Purchased:
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$2,116,600.00

Number of Shares Purchased:
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111,400 shares

Price Per Unit:

$19.00